EXHIBIT 99.1 News Release

For Immediate Release August 24, 2004	Contact: Steven E. Wilson Chief Financial Officer (304)424-8704

United Bankshares Increases Dividend
and Announces New Stock Repurchase Program

     PARKERSBURG, WV—United Bankshares, Inc. (NASDAQ: UBSI), announced that at its August 23, 2004 board meeting, the Board of Directors declared a third quarter dividend and approved a new plan to repurchase up to 1.775 million shares of United’s common stock on the open market effective upon completion of the 2003 repurchase plan.

     The third quarter dividend of 26¢ per share for shareholders of record as of September 10, 2004 represents a 4% increase over the 25¢ paid in the third quarter of 2003 and the second quarter of 2004. Dividends per share of 76¢ for the first three quarters of 2004 also represents an increase over the 75¢ per share paid for the first three quarters of 2003. The dividend payout for the quarter of approximately $11.3 million on 43.3 million shares is payable October 1, 2004. The year 2004 is expected to be the 31st consecutive year of dividend increases to United shareholders. The annualized third quarter dividend of $1.04 equates to a yield of over 3% based on recent UBSI market prices.

     The stock repurchase plan represents approximately 4% of the issued and outstanding shares of United. The timing, price and quantity of purchases under the plan will be at the discretion of management and the plan may be discontinued, suspended or restarted at any time depending on the facts and circumstances. The repurchase plan, depending upon market conditions, provides capital management opportunities. Shares repurchased under the plan will be available to fund employee benefit programs as well as for a variety of other corporate purposes.

     United previously announced record earnings for the second quarter and first half of 2004. Net income for the second quarter of 2004 was $24.2 million, up 6% from net income of $22.8 million for the second quarter of 2003. Diluted earnings per share were 55¢ and 54¢ for the second quarter of 2004 and 2003, respectively. Net income for the first six months of 2004 totaled $47.7 million, an increase of 5% from $45.3 million for the prior year’s first six months. Diluted earnings per share were $1.08 for the first half of 2004 as compared to diluted earnings per share of $1.07 for the first half of 2003.

     United Bankshares stock is traded on the NASDAQ Stock Market System under the quotation symbol “UBSI”.

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